Exhibit 99.2
Intuitive Surgical, Inc.
Unaudited Preliminary Quarterly and Annual Revenue Data and Metrics

	Three Months Ended			Twelve Months Ended
	December 31, 2021	December 31, 2020	Change	December 31, 2021	December 31, 2020	Change
Revenue ($Millions)
Instruments and Accessories	$842.8	$746.9	13%	$3,100.5	$2,455.7	26%
Systems	469.9	366.8	28%	1,693.4	1,178.9	44%
Services	238.0	215.4	10%	916.2	723.8	27%
Total Revenue	$1,550.7	$1,329.1	17%	$5,710.1	$4,358.4	31%
% Recurring Revenue (1)	75%	76%		75%	77%

Da Vinci Surgical System Shipments by Geography
United States	235	196	20%	865	600	44%
Europe	63	54	17%	232	136	71%
Asia	71	48	48%	203	157	29%
Other Markets	16	28	(43)%	47	43	9%
Total Systems*	385	326	18%	1,347	936	44%

Unit Shipments Involving Trade-Ins	117	161	(27)%	510	447	14%

Ion System Shipments	31	4	675%	93	26	258%

Da Vinci Surgical System Shipments by Model
Single Console X Systems	48	45	7%	160	124	29%
Dual Console X Systems	1	1	—%	11	8	38%
Single Console Xi Systems	255	203	26%	824	592	39%
Dual Console Xi Systems	71	65	9%	322	186	73%
SP Systems	10	12	(17)%	30	26	15%
Total Systems*	385	326	18%	1,347	936	44%
* Da Vinci Surgical Systems Shipped under Operating Leases	143	120	19%	517	317	63%

Other da Vinci Surgical System Metrics

Procedures (Thousands)	431	361	19%	1,594	1,243	28%
Average Selling Price ($Millions)	$1.45	$1.43	1%	$1.55	$1.50	3%
Inst & Accy Revenue/Procedure ($Thousands)	$1.94	$2.06	(6)%	$1.93	$1.97	(2)%
Installed Base (2)	6,730	5,989	12%	6,730	5,989	12%

(1) We present operating lease revenue, which is classified as systems revenue, as a component of total recurring revenue.
(2) During the fourth quarters of 2021 and 2020, we performed a verification audit of our installed base records that identified 54 and 33 systems, respectively, mostly older standard and S models, which had been retired. We removed these systems from our installed base estimate during the fourth quarters of 2021 and 2020, respectively.

Intuitive Surgical, Inc.
Unaudited Preliminary Trended Annual Procedure Data

	Approximate Procedures (Thousands)			Percentage Change*
	2021	2020	2019	2021	2020
United States
General Surgery	589	434	421	36%	3%
Gynecology	316	267	282	19%	(6)%
Urology	153	134	138	14%	(3)%
Other	51	41	42	26%	(3)%
Total United States	1,109	876	883	27%	(1)%
Total Outside of the United States	485	367	346	32%	6%
Total Worldwide	1,594	1,243	1,229	28%	1%

* The approximate procedures are rounded to thousands, but the percentage changes are based on unrounded approximate procedures.

This report contains forward-looking statements. Such statements relate to unaudited preliminary trended annual procedure data, unaudited preliminary fourth quarter and full year 2021 revenue data and metrics, and other related subjects. The unaudited preliminary results are subject to the completion of Intuitive’s final closing procedures and an audit by the Company’s independent registered accounting firm and, therefore, are subject to adjustment. These forward-looking statements are based on Intuitive’s current plans and expectations and are subject to risks and uncertainties that could cause actual events and results to vary significantly from those implied by such statements. These forward-looking statements should, therefore, be considered in light of various important factors, including, but not limited to, the following: completion of the Company’s final closing procedures, final adjustments, and other developments that may arise in the course of audit and review procedures; and other risk factors under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, as updated by the Company’s other filings with the Securities and Exchange Commission.